KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
EXHIBIT 95.1 – MINE SAFETY DISCLOSURES

This exhibit contains the information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The following table provides information about citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 by the federal Mine Safety and Health Administration for our mines during the year ended December 31, 2011:

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
1103225 Cahokia	8	0	3	0	0	14,578	0	No	No	1	1	0
1103224 Kellogg	0	0	0	0	0	0	0	No	No	0	0	0
1103140 Cora	2	0	0	0	0	827	0	No	No	0	0	0
1518234 Grand Rivers	8	2	0	0	0	8,528	0	No	No	0	0	0

The MSHA citations, orders and assessments reflected above are those initially issued or proposed by MSHA.  They do not reflect subsequent changes in the level of severity of a citation or order or the value of an assessment that may occur as a result of proceedings conducted in accordance with MSHA rules.

During the year ended December 31, 2011, there were no pending legal actions before the Federal Mine Safety and Health Review Commission involving any of our mines other than actions filed under the following docket numbers:

Cahokia Terminal: Citation No. 8421109 - Docket No. LAKE 2011-753; Citation No. 8421116 - Docket No. LAKE 2011-995; and Citation No. 8421110 - Docket No. LAKE 2012-114.

In addition, Kellogg Terminal 1103224 deactivated MSHA status on September 26, 2011, and reactivated MSHA status on November 14, 2011.